                                                                     EXHIBIT 3.4

           DATED                                               1997
           --------------------------------------------------------



                            ALLIANCE RESOURCES PLC


                     _____________________________________

                              WARRANT INSTRUMENT


                  relating to the issue of Warrants entitling
                      the Warrantholder to subscribe for
                        Ordinary Shares of 40p each in
                            Alliance Resources PLC

                     _____________________________________



                             ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                               London  EC2A 2HA

                              Tel:  0171-638-1111
                              Fax:  0171-972-7990
                               ASC/PDG/A90200030

THIS WARRANT INSTRUMENT is entered into by way of deed poll this . day of . 1997 by Alliance Resources Plc a company registered in England and Wales with number 2532955 whose registered office is at Kingsbury House, 15-17 King Street, London, SW1Y 6QU ("THE COMPANY").

WHEREAS:-

(1) The Company has determined by a Resolution of its Board of Directors (being duly empowered and authorised by the Memorandum and Articles of Association of the Company) to issue up to 2,026,468 Warrants each entitling the holder thereof, on specified subscription dates, to subscribe for ordinary shares of 40 pence each in the capital of the Company ("Ordinary Shares") and has determined to constitute the same in the manner hereinafter appearing.

(2) The Warrants (other than the Series "G" Warrants) have been created in connection with the merger of the Company with LaTex Resources Inc. pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated 12th August 1996, details of such merger being set out in the listing particulars relating to the Company dated .. 1997 (the "Listing Particulars").

(3) The Series "G" Warrants have been created in connection with the ORRI Acquisition (as defined in the Listing Particulars").

(4) The particulars subject to which the Warrants are created are set out in the Schedule hereto.

NOW THIS WARRANT INSTRUMENT WITNESSES AND THE COMPANY HEREBY AGREES AND DECLARES AS FOLLOWS:-

I.   INTERPRETATION

     In this Warrant Instrument, unless the context otherwise requires, the expressions defined in the particulars of Warrants set out in the Schedule hereto shall have the meanings thereby given.

II.  WARRANTS

A.   The Warrants shall be constituted as follows:-

     (a) 96,729 Series "B" Warrants entitling the holders to subscribe for Ordinary Shares at a fixed price of . pence (subject to the provisions of the Schedule hereto) at any time prior to 16 November 1997;

     (b) 68,785 Series "C" Warrants entitling the holders to subscribe for Ordinary Shares at a fixed price of . pence (subject to the provisions of the Schedule hereto) at any time prior to 25 January 1998;

     (c) 343,924 Series "D" Warrants entitling the holders to subscribe for Ordinary Shares at a fixed price of . pence (subject to the provisions of the Schedule hereto) at any time prior to 31 March 2001;

     (d) 30,953 Series "E" Warrants entitling the holders to subscribe for Ordinary Shares at a fixed price of . pence (subject to the provisions of the Schedule hereto) at any time prior to 31 October 2001; and

     (e) 275,139 Series "F" Warrants entitling the holders to subscribe for Ordinary Shares at a fixed price of . pence (subject to the provisions of the Schedule hereto) at any time prior to 16 December 2002;

     (f) 1,210,938 Series "G" Warrants entitling the holders to subscribe for Ordinary Share at a fixed price of (Pounds)1 (subject to the provisions of the Schedule hereto) at any prior to the tenth anniversary of the date of issue, each of the relative final dates for exercise of a Warrant being, in respect of the Warrants to which it relates, the "Expiry Date" and each of the relative prices payable upon exercise of a Warrant being, in respect of the Warrants to which it relates, the "Subscription Price".

B. The Warrants shall only be issued at such time or times as may be required from time to time to satisfy the Company's obligations pursuant to the Merger Agreement or in connection with the ORRI Acquisition to issue up to 96,729 Series "B" Warrants, 68,785 Series "C" Warrants, 343,924 Series "D" Warrants, 30,953 Series "E" Warrants, 275,139 Series "F" Warrants and 1,210,938 Series "G" Warrants and shall rank pari passu in all respects and without discrimination or preference.

III. CERTIFICATES

     Every Warrant holder shall be entitled to receive one certificate for each Series of the Warrant(s) held by him but joint holders shall be entitled to only one certificate in respect of the Warrants held jointly by them which certificates shall be delivered to the joint holder whose name stands first in the Register. Every certificate shall be under the securities seal of the Company which shall be affixed in such manner as shall be permitted by the Articles of Association of the Company. The Company shall comply with the terms and conditions of the Schedule hereto and the Warrants shall be held subject to such terms and conditions all of which terms shall be deemed to be incorporated in this Warrant Instrument and shall be binding on the Company and the Warrant holders and all persons claiming through or under them respectively.

IV.  APPOINTMENT OF WARRANT AGENT

     The Company may in its absolute discretion by Resolution of its Board of Directors (being duly empowered and authorised by the Memorandum and Articles of Association of the Company) appoint as agent of the Company such person or persons as it thinks fit to act in connection with the issue, registration, transfer and exchange or otherwise of warrants (the "Warrant Agent"). The Company agrees that the Warrant Agent shall perform the duties and obligations required of it in accordance with the terms and

                                      -2-
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     conditions of the Schedule hereto and any other terms that the Company sees fit and to undertake all responsibilities hereby vested for the time being in the Company.

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IN WITNESS  whereof the Company has executed this Warrant Instrument as a deed the day and year first above written.

Executed as a deed by                   )
Alliance Resources Plc                  )
acting by two of its directors/         )
one of its directors and                )
its secretary                           )


                                        Director


                                        Director/Secretary

                                   SCHEDULE


1.   SUBSCRIPTION RIGHTS

     (a) A registered holder (a "holder") of a Warrant shall have the right, exercisable in accordance with paragraph 1(c) below, to subscribe ("the subscription rights") in cash on any date prior to the Expiry Date in respect of such Warrant, on the following terms: for each Warrant specified in the Warrant certificate one Ordinary Share at the Subscription Price in respect of such Warrant payable in full on subscription. The number and/or the nominal value of Ordinary Shares to be subscribed and the subscription price are subject to adjustment pursuant to paragraph 2 below. The subscription rights will not be exercisable in respect of a fraction of an Ordinary Share. Failure to exercise a Warrant prior to 5.00 p.m. on the relative Expiry Date will mean that the Warrant shall become void and all rights attaching to such Warrant shall cease.

     (b) The number of Warrants to which each registered holder of Warrants shall be entitled shall be evidenced by a Warrant certificate issued by the Company. Warrant certificates shall be dated as at the date of issue, whether on initial issue, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant certificates. Warrants shall be deemed to have been exercised immediately prior to the close of business on the date of the surrender for exercise of the Warrant certificate.

     (c) In order to exercise the subscription rights in respect of any Warrants, the registered Warrant holder must, having completed the notice of subscription on his Warrant certificate, lodge it at the office of the Registrars of the Company accompanied by a remittance for the total subscription price of the Ordinary Shares in respect of which the subscription rights are being exercised. Once lodged, a notice of subscription shall be irrevocable save with the consent of the Directors.

     (d) Ordinary Shares issued pursuant to the exercise of subscription rights will be allotted not later than 14 days after, and with effect from, the date on which the relative duly completed subscription notice shall be lodged with the Registrars of the Company (the "subscription date") and Ordinary Share certificates in respect of such Ordinary Shares will be issued free of charge and despatched (at the risk of the persons entitled thereto) not later than 14 days after the relevant subscription date to the first named person in whose name the Warrants are registered at the relevant subscription date or (subject as provided by law) to such other persons as may be named in the form of nomination upon the reverse of the Warrant certificate. In the event that not all of the Warrants evidenced by a Warrant certificate are exercised, the Company shall at the same time issue for no payment a fresh Warrant certificate in the name of the Warrant holder for any balance of the subscription rights remaining exercisable.

     (e) Ordinary Shares allotted pursuant to the exercise of subscription rights will not rank for any dividends or other distributions declared, made or paid in respect of any financial year of the Company prior to the financial year in which the relevant subscription date falls, nor shall they rank for any dividends or other distributions declared, made or paid on a date (or by reference to a record date) prior to the relevant subscription date but, subject thereto, will rank pari passu in all other respects with the Ordinary Shares in issue at the relevant subscription date including ranking in full for all dividends and other distributions in respect of the financial year in which the relevant subscription date occurs provided that on any allotment falling to be made pursuant to paragraph 3(c) or 3(d) below the Ordinary Shares so to be allotted shall not rank for any dividends or other distributions declared, made or paid by reference to a record date prior to the date of allotment.

     (f) Application will be made to the London Stock Exchange for the Ordinary Shares allotted pursuant to any exercise of subscription rights to be admitted to the Official List and the Company will use all reasonable endeavours to obtain the admission thereof not later than 28 days after the relevant subscription date. To the extent not then exercised all subscription rights in respect of any Series of Warrants shall lapse at 5.00pm on the Expiry Date in respect of such Warrants.

     (g) The Company shall be entitled to impose such conditions and restrictions on transfer as it may from time to time determine are reasonably necessary for the purpose of complying with relevant securities laws of the United States.

2.   ADJUSTMENT OF SUBSCRIPTION PRICE

     (a) If, on a date (or by reference to a record date) on or before the relative Expiry Date in respect of a Warrant, the Company shall allot any Ordinary Shares fully paid by way of capitalisation of profits or reserves to holders of Ordinary Shares on the register on a date (or by reference to a record date) before the relative Expiry Date or upon any consolidation or sub-division of the Ordinary Shares before such Expiry Date, the number and/or nominal value of Ordinary Shares to be subscribed on any subsequent exercise of the subscription rights in respect of that Warrant will be increased or, as the case may be, reduced in due proportion and the subscription price per Ordinary Share will be adjusted accordingly. On any such capitalisation, consolidation or sub-division the Company will procure that the auditors for the time being of the Company will verify the correctness of the appropriate adjustments and, within 28 days of such adjustments, notice will be sent to each Warrant holder of the adjusted number of Ordinary Shares to which the Warrant holder is entitled to subscribe in consequence thereof, fractional entitlements being ignored, such notice being accompanied by a new Warrant certificate in respect of such adjusted number of Ordinary Shares.

     (b) If, on a date (or by reference to a record date) on or before the relative Expiry Date, the Company makes any offer or invitation (whether by rights issue, rights offer or otherwise but not being an offer to which paragraph 3(c) below applies or an offer of shares in lieu of a cash dividend payment) to the holders of Ordinary Shares in their capacity as such, or any offer or invitation (not being an offer to which paragraph 3(d) below applies) is made to such holders otherwise than by the Company, then the Company shall, as far as it is able, procure that at the same time the same offer or invitation is made to the then Warrant holders as if their subscription rights had been exercisable and had been exercised on the day immediately preceding the date (or record date) of such offer or invitation on the terms (subject to any adjustment pursuant to paragraph 2(a) above) on which the same could have been exercised on the basis then applicable provided that, if the Directors shall so resolve, in the case of any offer or invitation made by the Company, the Company shall not be required to procure that the same offer or invitation is made to the Warrant holders but the subscription price and/or the number of Ordinary Shares to be subscribed on any subsequent exercise of the subscription rights shall be adjusted accordingly. The Company will procure that the auditors for the time being of the Company will certify in writing the appropriateness of the adjustments and, within 28 days, notice will be sent to each Warrant holder together with a new Warrant certificate in respect of the adjusted number of Ordinary Shares to which that Warrant holder is entitled to subscribe in consequence thereof, fractional entitlements being ignored.

     (c) No adjustment shall be made to the subscription price of a Series of Warrants pursuant to paragraph 2(a) or (b) if such adjustment would (taken together with the amount of any adjustment carried forward under the provisions of this paragraph 2(c)) be less than 1 per cent. of the relative subscription price then in force and on any adjustment the adjusted subscription price will be rounded down to the nearest 0.5p. Any adjustment not so made and any amount by which the subscription price is rounded down will be carried forward and taken into account in any subsequent adjustment.

3.   OTHER PROVISIONS

     So long as any subscription rights remain exercisable:

     (a) the Company shall keep available for issue sufficient authorised but unissued share capital to satisfy in full (without the need for the passing of any resolution by shareholders) all subscription rights remaining exercisable;

     (b) the Company shall not (except with the sanction of an extraordinary resolution of the Warrant holders of each Series) issue any Ordinary Shares credited as fully paid by way of capitalisation of profits or reserves nor make any such offer as is referred to in paragraph 2(b) above if as a result the Company would on any subsequent exercise of the subscription rights be obliged to issue Ordinary Shares at a discount;

     (c) if at any time an offer or invitation is made by the Company to the holders of the Ordinary Shares for the purchase by the Company of any of its Ordinary Shares, the Company shall simultaneously give notice thereof to the Warrant holders and each such Warrant holder shall be entitled at any time while such offer or invitation is open for acceptance to exercise his subscription rights as if they were then exercisable so as to take effect as if he had exercised his rights immediately prior to the date (or record date) of such offer or invitation;

     (d) if at any time an offer is made to all holders of Ordinary Shares (or all holders of Ordinary Shares other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued share capital of the Company and the Company becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such persons or companies as aforesaid, the Company shall give notice to the Warrant holders of such vesting within 14 days of its becoming so aware, and each such Warrant holder shall be entitled, at any time within the period of 60 days immediately following the date of such notice, to exercise his subscription rights as if they were exercisable on the last day of the said 60 day period on the basis (subject to any adjustment pursuant to paragraph 2 above) then applicable. Upon the expiry of such period, all Warrants shall lapse. Publication of a scheme of arrangement under the Companies Act 1985 (as from time to time amended or re-enacted) providing for the acquisition by any person of the whole or any part of the issued share capital of the Company shall be deemed to be the making of an offer for the purposes of this paragraph 3(d);

     (e) if the Company commences liquidation, whether voluntary or compulsory (except for the purpose of reconstruction, amalgamation or unitisation on terms sanctioned by an extraordinary resolution of the holders of the Warrants), it shall forthwith give notice thereof to all holders of Warrants; thereupon each holder of a Warrant will (if in such winding-up there shall be a surplus available for distribution amongst the holders of the Ordinary Shares (including for this purpose the Ordinary Shares which would arise on the exercise of all the outstanding subscription rights) which, taking into account the amounts payable on the exercise of the subscription rights, exceeds in respect of each Ordinary Share a sum equal to the subscription price) be treated as if immediately before the date of such order or resolution his subscription rights had been exercisable and had been exercised in full and shall accordingly be entitled to receive out of the assets available on liquidation pari passu with the holders of the Ordinary Shares such a sum as he would have received had he been the holder of the Ordinary Shares to which he would have become entitled by virtue of such subscription after deducting a sum per share equal to the subscription price; subject to the foregoing, all subscription rights shall lapse on liquidation of the Company; and

     (f) the Company shall not (except with the sanction of an extraordinary resolution of the Warrant holders of each series) make any allotment of fully paid Ordinary Shares by way of capitalisation of profits or reserves unless at the date of such allotment the Directors have authority to grant the additional rights to subscribe to which the Warrant holders will by virtue of paragraph 2(a) above be entitled in consequence of such capitalisation.

4.   MODIFICATION OF RIGHTS AND WARRANT INSTRUMENT

     All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of an extraordinary resolution of the holders of the Warrants of each Series affected by such alteration or abrogation. Such alteration or abrogation approved as aforesaid shall be effected by deed poll executed by the Company and expressed to be supplemental to this

     Warrant Instrument. Modifications to this Warrant Instrument which are of a formal, minor or technical nature, or made to correct a manifest error, or any modifications which the Directors consider appropriate may be effected by deed poll executed by the Company and expressed to be supplemental to this Warrant Instrument and notice of such alteration or abrogation or modification shall be given by the Company to the Warrant holders.


5.   PURCHASE BY THE COMPANY

     The Company shall be entitled at any time to purchase Warrants on the open market or otherwise. Any Warrants so purchased shall be cancelled immediately and shall not be available for re-issue.

6.   TRANSFER

6.1 The Warrants will be registered and transferable in whole or in part by instrument of transfer in any usual or common form or in any other form which may be approved by the Directors except that no transfer of a right to subscribe for a fraction of an Ordinary Share shall be effected. Save insofar as the same would be inconsistent with this Warrant Instrument, the provisions of the Articles of Association of the Company relating to the registration, transfer and transmission of shares shall apply mutatis mutandis to the Warrants.

6.2 Notwithstanding any other provision contained herein, for so long as any Regulated Entity, holds any Series "G" Warrants which, upon exercise, would result in such Regulated Entity holding more than 5% of the outstanding Ordinary Shares, such Regulated Entity may only transfer the Series "G" Warrants under the following circumstances; (i) in a widely distributed public offering; (ii) in a transfer pursuant to Rule 144 under the United States of America ("U.S.") Securities Act of 1933, as amended, or any similar rule then in force; (iii) in a transfer where the Ordinary Shares underlying the Warrants being transferred represent two per cent or less of the outstanding Ordinary Shares (not including the transfer from the Regulated Entity); (v) in a transfer to the Company; (vi) in a transfer to an affiliate or such holder or any other Regulated Entity; or (vii) in any method of transfer permitted by the Board of Governors of the Federal Reserve System of the U.S.

     Once such Regulated Entity holds Warrants and Ordinary Shares which, after exercise of the Warrants, would constitute 5.0% or less of the outstanding Ordinary Shares, the foregoing restrictions on transfer shall cease to apply.

     "Regulated Entity" means (i) any entity that is a "bank holding company" (as defined in Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended, (the "BHC Act")) or any non-bank subsidiary of such an entity or (ii) any entity that, pursuant to Section 8(a) of the U.S. International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bnak subsidiary of such an entity.

7.   INDEMNIFICATION OF WARRANT AGENT


     (a) The Warrant Agent shall act as agent of the Company. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act be deemed to make any representations as to the validity or value of the Warrant Certificates or the Warrants represented thereby or of the Ordinary Shares or other property delivered on exercise of any Warrant. The Warrant Agent shall not be under any duty or responsibility to any holder of the Warrant Certificates to make or cause to be made any adjustment of the Subscription Price or to determine whether any fact exists which may require any such adjustments.

     (b) The Warrant Agent shall not (i) be liable for any statement or fact contained in this instrument or for any action taken or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be valid and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this instrument or in the Warrant Certificates, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or wilful misconduct.

     (c) The Warrant Agent may at any time seek legal advice of any solicitors (who may be solicitors to the Company) and shall incur no liability or responsibility for any action taken or omitted by it in good faith in accordance with such notice, statement, instrument, request, direction, order or demand.

     (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by any Director or its Secretary. The Warrant Agent shall not be liable for any action taken or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

     (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse the Warrant Agent for its reasonable expenses. The Company further agrees to indemnify the Warrant Agent against any and all losses, expenses and liabilities, including judgments, costs and fees, for any action taken or omitted by the Warrant Agent in the execution of its duties and powers, excepting losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or wilful misconduct.

8    GENERAL

     (a) The Company will concurrently with the issue of the same to holders of Ordinary Shares send to each holder of a Warrant (or, in the case of joint holders, to the first named) a copy of each published annual report and accounts of the Company and unaudited interim report of the Company together with all documents required by law to be annexed thereto, and copies of every statement, notice or circular issued to holders of Ordinary Shares.

     (b) For the purposes of this Warrant Instrument, "business day" means a day (excluding Saturdays and public holidays) on which banks in England are open for business and an "extraordinary resolution" of a series of warrantholders means a resolution proposed at a meeting of the Warrant holders in question duly convened and held and passed by a majority consisting of not less than three-fourths of the votes cast, whether on a show of hands or on a poll. All the provisions of the Articles of Association for the time being of the Company as to General Meetings shall apply mutatis mutandis as though each series of the Warrants formed a separate class of Ordinary Shares forming part of the capital of the Company but so that (i) the period of notice shall be 21 days at least, (ii) the necessary quorum shall be Warrant holders of the relevant series (present in person or by proxy) entitled to subscribe for one-third in nominal amount of the Ordinary Shares attributable to the then outstanding Warrants of that series,
          (iii) every Warrant holder present in person at any such meeting shall be entitled on a show of hands to one vote and every Warrant holder present in person or by proxy shall be entitled on a poll to one vote for every such Ordinary Share for which he is entitled to subscribe,
          (iv) any Warrant holder present in person or by proxy may demand or join in demanding a poll, and (v) if at any adjourned meeting a quorum as defined above is not present, a Warrant holder who is then present in person or by proxy shall be a quorum.

     (c) The invalidity of any undertaking, or any part of any undertaking, in paragraph 3 shall not affect the validity of any other part of that paragraph. If any event occurs which, but for any rule of law, would be a breach of paragraph 3, the Company shall pay to the Warrant holders such sum as the auditors of the Company shall determine to be equal to the loss in value of the Warrants resulting from such event.

     (d) Any determination or adjustment made pursuant to these terms and conditions by the auditors of the Company shall be made by them as experts and not arbitrators and shall be final and binding on the Company and all Warrant holders.

9.   GOVERNING LAW

     The above terms and conditions shall be construed in accordance with and be governed by the laws of England.

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